Exhibit 10.3

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, dated as of February 18, 2020, is entered into by and between PALMER SQUARE BDC FUNDING I LLC, a Delaware limited liability company as the borrower (in such capacity and together with successors and assigns permitted hereunder, the “Borrower”), and PALMER SQUARE BDC ADVISOR LLC, a Delaware limited liability company (“Palmer Square”) as the investment adviser (in such capacity and together with successors and assigns permitted hereunder, the “Investment Adviser”).

W I T N E S S E T H:

WHEREAS, Bank of America, N.A., as the administrative agent (in such capacity, the “Administrative Agent”), the Lenders from time to time party thereto and the Borrower have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, waived, supplemented or restated from time to time, the “Credit Agreement”) pursuant to which the Lenders will from time to time make Loans to the Borrower to enable it to, amongst other things, acquire Collateral Assets meeting the requirements set forth in the Credit Agreement;

WHEREAS, the Investment Adviser is willing to identify Collateral Assets from time to time to be acquired by the Borrower;

WHEREAS, the Borrower wishes to enter into this Investment Management Agreement, pursuant to which the Investment Adviser agrees to perform, on behalf of the Borrower, certain duties with respect to the Collateral in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Credit Agreement;

WHEREAS, the Investment Adviser has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. Definitions; Rules of Construction.

(a) Terms used herein and not defined below or elsewhere herein shall have the meanings specified in the Credit Agreement.

“Actions” shall have meaning specified in Section 10(a).

“Advisers Act” shall mean the United States Investment Advisers Act of 1940, as amended.

“Agreement” shall mean this Investment Management Agreement, as amended, modified, waived, supplemented or restated from time to time.

“Cross Transactions” shall have the meaning specified in Section 3(c).

“Expenses” shall have the meaning specified in Section 10(a).

“Indemnified Party” shall have meaning specified in Section 10(a).

“Indemnifying Party” shall have meaning specified in Section 10(a).

“Internal Policies” shall mean the internal standards, policies, practices and procedures of the Investment Adviser, as the same may be amended from time to time.

“Investment Adviser Affiliate” shall mean the Investment Adviser, its personnel, its Affiliates (excluding Other Accounts) or such Affiliates’ personnel.

“Investment Adviser Breaches” shall have the meaning specified in Section 10(a).

“Liabilities” shall have the meaning specified in Section 10(a).

“Management Fee” shall have the meaning specified in Section 8(a).

“Offer”: shall mean a tender offer, voluntary redemption, exchange offer, conversion or other action having a similar effect when required under this Agreement.

“Other Accounts” shall mean collateralized debt obligation transactions, synthetic collateralized debt obligation transactions, private equity, growth capital, leveraged credit, originated loan, mezzanine debt, long/short equity, long/short credit, special situations, structured credit, real estate debt, natural resources, real estate and infrastructure funds, managed accounts, collateralized loan obligations managed by the Investment Adviser and its Affiliates, other funds, investment vehicles and accounts managed, established, sponsored or advised by the Investment Adviser and its Affiliates.

“Related Companies” shall have the meaning specified in Section 14(a).

“Termination Date” shall have meaning specified in Section 12(a).

“Transaction” shall mean any action taken by the Investment Adviser on behalf of the Borrower with respect to the Collateral, including, without limitation, (i) selecting the Collateral Assets and Cash Equivalents to be acquired or disposed of by the Borrower, (ii) investing in and reinvesting proceeds from the sale of Collateral, (iii) amending, waiving and/or taking any other action commensurate with managing the Collateral and (iv) instructing the Administrative Agent and Collateral Administrator with respect to any acquisition, disposition or tender of a Collateral Asset, Cash Equivalents, or other assets received in respect thereof in the open market or otherwise by the Borrower.

(b) Unless the context otherwise clearly requires: (i) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (vi) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (viii) all references herein to Sections and Appendices shall be construed to refer to Sections of, and Appendices to, this Agreement; (ix) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules (whether or not already so stated); (x) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in an “either … or” construction; and (xi) the Article and Section headings herein (including those used in cross-references herein) are for convenience only and shall not affect the construction hereof.

2. General Duties of the Investment Adviser.

The Borrower hereby appoints the Investment Adviser, and the Investment Adviser hereby accepts the appointment, to act as a discretionary advisor and agent on the Borrower’s behalf on the terms and subject to the conditions contained herein. Such appointment and the power and authority vested under this Agreement shall be limited by and subject to the provisions of the Credit Agreement specifically made applicable to the Investment Adviser. Subject to the provisions of Section 10 hereof, the Investment Adviser shall provide services to the Borrower as follows:

(a) The Investment Adviser, consistent with the terms of the Credit Agreement, agrees to invest and reinvest the Collateral, and shall perform on behalf of the Borrower those investment-related duties and functions assigned to the Borrower in the Credit Agreement, it being understood that the Investment Adviser shall have no obligation hereunder to perform any duties other than as specified herein or as expressly made applicable to the Investment Adviser in the Credit Agreement. The Investment Adviser shall have full power and authority in the name and on behalf of the Borrower to execute and deliver all necessary or appropriate documents and instruments with respect thereto, including, without limitation, all trade confirmations, participations, assignments and similar instruments. The Investment Adviser shall, subject to the terms and conditions of the Credit Agreement expressly made applicable to it, perform its obligations hereunder and under the Credit Agreement with reasonable care, using a degree of skill and attention no less than that which the Investment Adviser, exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its Internal Policies as in effect from time to time relating to assets of the nature and character of the Collateral, except as expressly provided otherwise in this Agreement or the Credit Agreement; provided that, the Investment Adviser shall not be liable for any Liabilities or Expenses resulting from any failure to satisfy the foregoing standard of care except to the extent any act or omission of the Investment Adviser constitutes an Investment Adviser Breach. The Investment Adviser shall not be bound to follow (and the Borrower hereby agrees not to enter into) any amendment or supplement to the Credit Agreement unless it has received written notice of such amendment and a copy thereof from the Borrower and has provided its prior written consent with respect to such amendment or supplement;

(b) The Investment Adviser shall select all assets to be acquired or sold by the Borrower pursuant to the Credit Agreement in accordance with the criteria set forth therein, and in so doing shall take into consideration, among other things, the payment obligations of the Borrower under the Credit Agreement;

(c) The Investment Adviser shall monitor the Collateral and prepare for the Borrower all reports, schedules and other data as may be mutually agreed;

(d) The Investment Adviser will perform servicing functions with respect to the Collateral Assets, and may, as agent and attorney-in-fact of the Borrower, take the following actions with respect to any Collateral Asset, Cash Equivalent or other asset permitted under the Credit Agreement:

(i) retain such Collateral Asset, Cash Equivalent or other asset;

(ii) dispose of such Collateral Asset, Cash Equivalent or other asset in the open market or otherwise;

(iii) if applicable, tender such Collateral Asset or other asset pursuant to an Offer;

(iv) if applicable, consent to or reject any proposed amendment, modification or waiver with respect to the Collateral Asset Documents of any such Collateral Asset or other asset;

(v) retain or dispose of any securities or other property received pursuant to an Offer;

(vi) waive any default or waive or elect not to exercise remedies with respect to any Collateral Asset or other asset;

(vii) vote to accelerate, or rescind the acceleration of, the maturity of any Collateral Asset or other asset; or

(viii) exercise any other rights or remedies with respect to any Collateral Asset, Cash Equivalent or other asset as provided in the related Collateral Asset Documents or take any other action consistent with the terms of the Credit Agreement and the standard of care set forth in Section 2(a);

(e) Upon disposition of any Collateral Asset or Cash Equivalent (or any security or property received in exchange therefor), and upon receipt of scheduled distributions, the Investment Adviser shall apply the proceeds of such disposition or such scheduled distributions in accordance with Section 7.05 of the Credit Agreement;

(f) The Investment Adviser shall cause any purchase or sale of any Collateral Asset to be conducted on an arm’s-length basis, subject to and in accordance with the Investment Adviser’s Internal Policies;

(g) In providing services hereunder, the Investment Adviser may employ third parties, including its Affiliates, to render advice (including investment advice) and assistance; provided that the Investment Adviser shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties; and

(h) The Investment Adviser shall sell Collateral Assets and other assets as and if required by the Credit Agreement.

The Investment Adviser and the Borrower shall each take such other action and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

3. Brokerage.

(a) The Investment Adviser shall use commercially reasonable efforts to obtain the best prices and execution for all orders placed with respect to the Collateral, considering all circumstances that are relevant in its reasonable determination. Subject to the objective of obtaining best prices and execution, the Investment Adviser may take into consideration research and other brokerage services furnished to the Investment Adviser or its Affiliates by brokers and dealers that are not Affiliates of the Investment Adviser. Such services may be used by the Investment Adviser or its Affiliates in connection with its other advisory activities or investment operations. The Investment Adviser may aggregate sales and purchase orders of securities placed with respect to the Collateral with similar orders being made simultaneously for other accounts managed by the Investment Adviser or with accounts of the Affiliates of the Investment Adviser if in the Investment Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Borrower, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. In the event that a sale or purchase of a Collateral Asset occurs as part of any aggregate sale or purchase order, the objective of the Investment Adviser (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the relevant accounts in a manner the Investment Adviser considers fair and equitable over time (taking into account constraints imposed by the requirements set forth in the governing agreements with respect to such other accounts).

(b) The Borrower acknowledges and agrees that (i) the determination by the Investment Adviser of any benefit to the Borrower will be subjective and will represent the Investment Adviser’s evaluation at the time that the Borrower will be benefited by relatively better purchase or sales prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Investment Adviser shall be fully protected with respect to any such determination to the extent the Investment Adviser acts in accordance with Section 2(a) above.

(c) Unless otherwise prohibited by applicable Law, the Credit Agreement or this Agreement, the Investment Adviser may, on behalf of the Borrower, for liquidity, trade allocation or other reasons, purchase obligations or securities from, sell obligations or securities to or enter into any arrangement or agreement with Other Accounts (“Cross Transactions”). The terms of any such Cross Transactions must be on an arm’s-length basis as determined in accordance with the Internal Policies. The Investment Adviser will receive no compensation in connection with Cross Transactions, aside from advisory and similar fees attributable to its management of participatory accounts. To the extent that any transaction with the Borrower would constitute a principal transaction because of the ownership interest in an Other Account by an Investment Adviser Affiliate or otherwise, the Investment Adviser will comply with the requirements of Section 206(3) of the Advisers Act, including the requirement that the Investment Adviser notify the Board of Directors in writing of the transaction and obtain the Borrower’s consent through the Board of Directors before completion of such a transaction.

(d) The Borrower acknowledges and agrees that the Investment Adviser and any of its Affiliates may acquire or sell obligations or securities, for their own account or for the accounts of their clients, without either requiring or precluding the acquisition or sale of such obligations or securities for the account of the Borrower. Such investments may be the same or different from those made on behalf of the Borrower. In the event that, in light of market conditions and investment objectives, the Investment Adviser determines that it would be advisable to acquire the same Collateral Asset both for the Borrower and either the proprietary account of the Investment Adviser or any Affiliate of the Investment Adviser or another client of the Investment Adviser, the Investment Adviser will allocate the executions among the accounts in a fair and equitable manner, over time, and in accordance with the Internal Policies of the Investment Adviser.

4. Additional Activities of the Investment Adviser.

(a) Nothing herein shall prevent the Investment Adviser or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Borrower or any other Person or entity regardless of whether such business is in competition with the Borrower or otherwise; provided that with respect to such businesses or services in addition to those provided hereunder, the Investment Adviser shall not act as an agent for the Borrower and shall deal with the Borrower on an arm’s-length basis. Without prejudice to the generality of the foregoing, partners, directors, officers, shareholders, members, managers, employees and agents of the Investment Adviser or its Affiliates may, among other things, and subject to any limits specified in the Credit Agreement:

(i) serve as managers or directors (whether supervisory or managing), sponsors, advisers, officers, shareholders, members, employees, partners, agents, nominees or signatories for the Borrower or any Affiliate thereof, or for any obligor or issuer in respect of any of the Collateral or any Affiliate thereof, to the extent permitted by their respective organizational documents, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any obligor or issuer in respect of any of the Collateral (or any Affiliate thereof) pursuant to their respective organizational documents;

(ii) receive fees or other compensation of any kind for services of any nature rendered to the issuer of any obligations included in the Collateral;

(iii) be retained to provide services to the Borrower that are unrelated to this Agreement, and be paid therefor, on an arm’s-length basis;

(iv) be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Borrower or any Affiliate thereof or any obligor or issuer of any obligation included in the Collateral or any Affiliate thereof;

(v) sell any Collateral to, or purchase or acquire any Collateral from, the Borrower while acting in the capacity of principal or agent, in compliance with the provisions of the Credit Agreement, this Agreement and applicable Law;

(vi) underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Collateral Assets;

(vii) serve as a member of any “creditors’ board,” “creditors’ committee,” “informal workout group” or similar creditor group with respect to any Collateral; or

(viii) act as Investment Adviser, portfolio manager, sub-manager, investment manager and/or investment adviser or sub-adviser for their own account, a client account or for the account of any pooled investment vehicle including, without limitation, in collateralized bond obligation vehicles, collateralized loan obligation vehicles and other similar warehousing, financing or other investment vehicles.

(b) The Borrower hereby acknowledges that (1) certain employees of the Investment Adviser and its Affiliates may possess information relating to certain issuers that have issued obligations included in the Collateral that is not known to employees of the Investment Adviser who are responsible for monitoring the Collateral and performing the other obligations of the Investment Adviser hereunder and (2) no obligations exist on the part of the Investment Adviser and its Affiliates (or any employees of either the Investment Adviser or its Affiliates) which possess information relating to certain issuers that have issued obligations included in the Collateral to disclose such information to the employees of the Investment Adviser who are responsible for monitoring the Collateral and performing the other obligations of the Investment Adviser hereunder.

(c) The Borrower further acknowledges that the Investment Adviser shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Investment Adviser also may rely upon any statement made to it orally or by telephone and reasonably believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Investment Adviser may consult with legal counsel (which may be counsel for an issuer of any Collateral Asset, Cash Equivalent or other asset or any of its Affiliates), independent registered public accounting firms and other experts selected by it in good faith, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, registered public accounting firm or experts.

5. Written Disclosure; Conflicts of Interest.

(a) The Borrower acknowledges receipt of the Investment Adviser’s Form ADV, as required by Rule 204-3 under the Advisers Act, on or before the date of execution of this Agreement.

(b) The Borrower hereby further acknowledges that it has read and understood the Investment Adviser’s Form ADV and consents to various potential and actual conflicts of interest that may exist with respect to the Investment Adviser as described in the Form ADV of the Investment Adviser (as updated from time to time), which conflicts will be incorporated by reference herein.

6. Records.

The Investment Adviser shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection where specifically identified by a representative of the Borrower at a mutually agreed time during normal business hours and upon not less than three Business Days’ prior notice.

7. Obligations of the Investment Adviser.

The Investment Adviser shall use reasonable efforts to ensure that no action is taken by it, and shall not intentionally or with reckless disregard take any action that would:

(a) not be permitted under the Borrower’s Organization Documents;

(b) violate in any material respect any applicable Law of any Governmental Authority having jurisdiction over the Borrower, including, without limitation, any United States federal, state or other applicable securities law;

(c) require registration of the Borrower or the pool of Collateral as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”); or

(d) result in the Borrower violating in any material respect the terms of the Credit Agreement or any other Loan Document; or

(e) be contrary to the “Facts and Assumptions” and “Further Assumptions” sections in the opinions of Dechert LLP, dated the date hereof, relating to certain true sale and non-consolidation matters.

If the Investment Adviser is ordered to take any action that the Investment Adviser determines would result in one or more of the consequences specified in clauses 7(a) through (e) above by the Borrower, the Investment Adviser shall promptly notify the Borrower of the Investment Adviser’s judgment that such action would have one or more of the consequences set forth above and need not take such action unless (i) the action would not have the consequences set forth in clause (d) or (e) above and (ii) the Borrower again requests the Investment Adviser to do so and each of the Borrower Parent and the Administrative Agent have consented thereto in writing. Notwithstanding any such request, the Investment Adviser need not take any such action unless valid and enforceable arrangements satisfactory to it are made to insure or indemnify the Investment Adviser, its Affiliates and their respective principals, managing directors, directors, officers, equityholders, partners, members, managers, agents, advisors, attorneys and employees from any liability (other than as a result of an Investment Adviser Breach) it may incur as a result of such action and need not take any action in violation of this Agreement or the Credit Agreement.

Notwithstanding the foregoing, none of the Investment Adviser, its affiliates or their respective senior advisors, industry advisors, principals, members, managers, managing directors, directors, officers, stockholders, partners, employees and agents shall be liable to the Borrower, the Secured Parties, the Collateral Administrator or any Person, except as provided in Section 10 of this Agreement.

8. Compensation.

(a) The Investment Adviser shall be entitled to receive (and the Borrower shall pay or cause to be paid to it, in accordance with the Credit Agreement) a management fee, which shall accrue quarterly in arrears beginning on the date of this Agreement and ending on the last Business Day of each March, June, September and December of each year and the Termination Date, in an amount equal to 0.50% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related quarterly period) of the Aggregate Principal Balance at the beginning of the quarterly period relating to such date (the “Management Fee”), provided that so long as Palmer Square BDC Advisor LLC serves as Investment Adviser pursuant to this Agreement, Palmer Square BDC Advisor LLC irrevocably waives the Management Fee and any other fees whatsoever for the performance of its obligations under this Agreement. If this Agreement is terminated pursuant to Section 14, the unpaid Management Fee accrued to the date of termination shall continue to be payable to the terminated Investment Adviser.

(b) The Investment Adviser shall be entitled to reimbursement for ordinary expenses incurred in the performance of its obligations under this Agreement and the Credit Agreement.

9. Benefit of the Agreement.

The Investment Adviser agrees that its obligations shall be enforceable at the instance of the Borrower. Additionally, the Administrative Agent, for the benefit of the Secured Parties, is intended by the parties hereto to be an express third-party beneficiary of this Agreement, and the Investment Adviser hereby acknowledges that the Borrower’s rights hereunder are pledged by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations of the Borrower.

10. Limits of Investment Adviser Responsibility; Indemnity.

(a) Notwithstanding any other provision of this Agreement, the Investment Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Loan Documents applicable to it in good faith and subject to the standard of conduct described in Section 2(a) and shall not be responsible for any action or inaction of the Borrower or the Administrative Agent in declining to follow any advice, recommendation or direction of the Investment Adviser. The Investment Adviser and its affiliates and their respective senior advisors, industry advisors, principals, members, managers, managing directors, directors, officers, stockholders, partners, employees, and agents shall not be liable to the Borrower, the Administrative Agent, the Lenders, the Collateral Administrator or any other person for any losses, claims, damages, judgments, assessments, costs or other liabilities incurred by such parties, or for any decrease in the value of the Collateral, as a result of the actions taken or recommended, or for any omissions, by the Investment Adviser or its affiliates or their respective senior advisors, industry advisors, principals, members, managers, managing directors, directors, officers, stockholders, partners, employees, and agents that arise out of or in connection with the performance of their duties under this Agreement or the Loan Documents, except to the extent incurred by reason of acts or omissions that have been determined in a final judicial proceeding to constitute bad faith, willful misconduct or gross negligence in the performance of, or reckless disregard with respect to, its obligations under this Agreement and under the terms of the Loan Documents applicable to it (the foregoing constituting “Investment Adviser Breaches”). Subject to the limited recourse and non-petition provisions in this Agreement, the Borrower (the “Indemnifying Party”) shall indemnify and hold harmless the Investment Adviser and its affiliates and each of their respective senior advisors, advisors, principals, members, managers, managing directors, directors, officers, equityholders, partners, attorneys, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including costs of investigation, attorneys’ fees and disbursements and accountants’ fees and expenses), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Liabilities”), and will reimburse each such Indemnified Party for all reasonable fees and expenses (including fees and expenses of counsel and costs of collection) (collectively, the “Expenses”) as such Expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation (collectively, the “Actions”), caused by, or arising out of or in connection with (i) the transactions described in the Credit Agreement or this Agreement or (ii) any action or failure to act by any Indemnified Party; provided that, with respect to the foregoing indemnity, the Borrower shall not be liable for any losses that arise out of or are based upon any Investment Adviser Breach. The obligations of the Borrower to indemnify the Indemnified Parties shall be payable as in accordance with the Credit Agreement.

(b) An Indemnified Party shall (or with respect to an Indemnified Party other than the Investment Adviser, the Investment Adviser shall cause such Indemnified Party to) promptly notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10, but failure so to notify the Indemnifying Party (i) shall not relieve such Indemnifying Party from its obligations under Section 10(a) above unless and to the extent that it did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses and (ii) shall not, in any event, relieve the Indemnifying Party for any obligations to any Person entitled to indemnity pursuant to Section 10(a) above other than the indemnification obligations provided for in Section 10(a) above.

(c) The Investment Adviser may consult with legal counsel, tax advisors, accountants, investment bankers and other similar advisors engaged by the Borrower, the Investment Adviser or any of its Affiliates and any act or omission suffered or taken by the Investment Adviser on behalf of the Borrower or in furtherance of the interests of the Borrower in good faith in reliance upon and in accordance with the advice of such advisors shall be full justification for any such act or omission, and the Investment Adviser shall be fully protected and not liable to the Borrower in so acting or omitting to act.

(d) The violation of any prohibitions, limits or any other guidelines (numerical, percentage-based, ratings-based or otherwise) with respect to the Borrower and/or the Collateral shall not be considered a “trade error” for purposes of this Agreement or any other purposes (including for regulatory purposes) if (i) such violation is curable and (ii) the Investment Adviser cures such violation within thirty (30) days after becoming aware of the violation. If any such violation is curable by selling any asset included in the Collateral that the Investment Adviser, in its sole discretion, deems appropriate, then the Investment Adviser may cure such violation by selling such asset (subject to, and in accordance with, the terms of this Agreement and the Credit Agreement).

11. No Partnership or Joint Venture.

The Borrower and the Investment Adviser are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Investment Adviser’s relation to the Borrower shall be deemed to be solely that of an independent contractor.

12. Term; Termination.

(a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs (the “Termination Date”): (i) the Credit Agreement is terminated or (ii) the termination of this Agreement in accordance with Section 12(b) or Section 14 of this Agreement.

(b) This Agreement shall be automatically terminated in the event that the Borrower and the Investment Adviser, determine in good faith that the Borrower or the pool of Collateral has become required to register as an investment company under the provisions of the Investment Company Act by virtue of any action taken by the Investment Adviser, if following such termination none of the Borrower or the pool of Collateral would be required to so register and the Borrower notifies the Investment Adviser thereof.

(c) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 10, 15 and 26 of this Agreement, which provisions shall survive the termination of this Agreement.

13. Delegation; Assignments.

Except with respect to those responsibilities delegated pursuant to the Credit Agreement or otherwise permitted to be delegated under the terms of this Agreement, the responsibilities of the Investment Adviser under this Agreement shall not be delegated by the Investment Adviser, in whole or in part, without the prior written consent of the Borrower; provided that the Investment Adviser may delegate or assign its responsibilities to any Affiliate having available to it the services of substantially the same investment management team as the Investment Adviser; provided further that such delegation or assignment shall not relieve the Investment Adviser of its responsibilities hereunder unless and until such responsibilities have been assumed by the Affiliate and the consent of the Borrower has been obtained, if necessary, under the Advisers Act.

Any assignment of this Agreement to any Person, in whole or in part, by the Investment Adviser shall be deemed null and void unless such assignment is consented to in writing by the Borrower, acting through its managing member, and the Administrative Agent, and shall bind the assignee hereunder in the same manner as the Investment Adviser is bound; provided that the Investment Adviser may assign this Agreement to an Affiliate if (a) advance notice has been given to the Administrative Agent, (b) such Affiliate (i) has demonstrated ability, whether as an entity or by its personnel, to professionally and competently perform duties similar to those imposed upon the Investment Adviser pursuant to this Agreement, (ii) has the legal right and capacity to act as Investment Adviser hereunder and (iii) shall not cause the Borrower or the pool of Collateral to become required to register under the provisions of the Investment Company Act, (c) the Administrative Agent has received “know your customer” materials in respect of such Affiliate reasonably satisfactory to the Administrative Agent and (d) such Affiliate having available to it the services of substantially the same investment management team as the Investment Adviser. In addition, the assignee shall execute and deliver to the Borrower an appropriate agreement naming such assignee as Investment Adviser. Upon the execution and delivery of such a counterpart by the assignee, the Investment Adviser shall be released from further obligations pursuant to this Agreement, except with respect to its obligations under Section 10 of this Agreement arising prior to such assignment and except with respect to its obligations under Section 15 and 26 hereof. This Agreement shall not be assigned by the Borrower without the prior written consent of the Investment Adviser and the Administrative Agent.

14. Termination by the Borrower for Cause.

This Agreement may be terminated by the Borrower (with the consent of the Administrative Agent), and the Investment Adviser may be removed for cause upon 30 Business Days’ prior written notice to the Investment Adviser. For purposes of determining “cause” with respect to termination of this Agreement pursuant to this Section, such term shall mean any one of the following events:

(a) any of the Investment Adviser or any of its Affiliates that provide material investment management related services or personnel to the Investment Adviser pursuant to a contractual obligation between the Investment Adviser and such Affiliate (collectively, the “Related Companies”) is subject to an Insolvency Event;

(b) an act by the Investment Adviser, or any of its senior investment management personnel actively involved in managing the Collateral, that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or in the conduct of its asset management business, or the Investment Adviser being indicted for a criminal offense materially related to its asset management business, unless the senior executive officer responsible for such indictment has, within 30 days after such occurrence, been removed from performing work in fulfillment of the Investment Adviser’s obligations under this Agreement; or

(c) the Investment Adviser violates any material provision of this Agreement or the Credit Agreement applicable to it (excluding any breach that results from a good faith dispute regarding a reasonable interpretation of this Agreement that is not inconsistent with the standard of care set forth herein) and, if such violation is capable of being cured, fails to cure such violation within 45 days after the Investment Adviser receives written notice of such violation in accordance with the notification provisions of Section 17; provided that, the failure to meet any Eligibility Criteria or Portfolio Criteria will not constitute a breach; provided further that if such violation resulted from the action or failure to act of a Related Company, the Investment Adviser will be deemed to have cured such violation if (i) the Investment Adviser terminates or causes the termination of employment with such Related Company of all individuals who engaged in the conduct constituting cause pursuant to this clause (c) and (ii) such termination causes the violation constituting cause pursuant to this clause (c) to be cured; or

(d) the occurrence and continuance of an Event of Default under the Loan Documents that directly results from any material breach by the Investment Adviser of its duties under this Agreement or the Credit Agreement; or

(e) a Change in Control occurs in respect of the Investment Adviser.

If any of the events constituting “cause” as specified in this Section 14 shall occur, the Investment Adviser shall give prompt written notice thereof to the Borrower upon the Investment Adviser’s becoming aware of the occurrence of such event.

15. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement, the Investment Adviser and every other Indemnified Party shall be entitled to receive any amounts owing under Sections 8 and 10 hereof as in effect immediately prior to the effective date of the removal of the Investment Adviser. Upon termination, the Investment Adviser shall as soon as practicable deliver to the Borrower all property and documents of the Borrower or otherwise relating to the Collateral Assets (and the proceeds thereof) then in the custody of the Investment Adviser.

Notwithstanding such termination, the Investment Adviser shall remain liable for its acts or omissions hereunder as described in Section 10 arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by the Investment Adviser in Section 16(b) hereof or from any failure of the Investment Adviser to comply with the provisions of this Section 15.

(b) The Investment Adviser agrees that, notwithstanding any termination, it shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Credit Agreement or any of the Collateral (excluding any such Proceeding in which claims are asserted against the Investment Adviser or any Affiliate of the Investment Adviser) upon receipt of appropriate indemnification and expense reimbursement.

(c) In connection with any termination of the Investment Adviser pursuant to Section 14 or otherwise, the name of the Borrower shall be changed to omit references to “Palmer Square BDC Funding I LLC” and no further use of “Palmer Square BDC Funding I LLC” or any similar names or any derivations thereof will be permitted by the Borrower, the successor Investment Adviser or any other Person in relation to the activities of the Borrower without the prior consent of Palmer Square.

16. Representations and Warranties.

(a) The Borrower hereby represents and warrants to the Investment Adviser as follows:

(i) The Borrower has been duly incorporated and is validly existing under the laws of the Delaware, has the full corporate power and authority to own its assets and the securities proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement or the Credit Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Borrower.

(ii) The Borrower has full corporate power and authority to execute, deliver and perform this Agreement, the Credit Agreement and all obligations required hereunder or thereunder and has taken all necessary action to authorize this Agreement, and the Credit Agreement on the terms and conditions hereof and thereof and the execution, delivery and performance of this Agreement and the Credit Agreement and the performance of all obligations imposed upon it hereunder and thereunder. No consent of any other Person including, without limitation, stockholders and creditors of the Borrower, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Borrower in connection with this Agreement or the Credit Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the Credit Agreement or the obligations imposed upon it hereunder or thereunder. This Agreement constitutes, and each instrument or document required hereunder or thereunder, when executed and delivered hereunder, shall constitute, the legally valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Borrower and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder do not violate any provision of any existing Law binding on the Borrower, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on or applicable to the Borrower, or the Organization Documents of, or any securities issued by, the Borrower or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Borrower, and, other than a lien or security interest under the Credit Agreement, do not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(iv) The Borrower is not in violation of its Organization Documents or in breach or violation of or in default under the Credit Agreement or any contract or agreement to which it is a party or by which it or any of its assets may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Borrower or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the performance by the Borrower of its duties hereunder.

(v) There is not pending, or to the Borrower’s knowledge, threatened against it or any of its Affiliates, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations hereunder.

In furtherance of the Investment Adviser’s duties and responsibilities hereunder, the Borrower hereby makes, constitutes and appoints the Investment Adviser, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Investment Adviser reasonably deems appropriate or necessary in connection with the Investment Adviser’s powers and duties under this Agreement and the Credit Agreement. The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of the Borrower; provided that, the foregoing power of attorney will expire, and the Investment Adviser will cease to have any power to act as the Borrower’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Borrower shall execute and deliver to the Investment Adviser, or cause to be executed and delivered to the Investment Adviser, all such other powers of attorney, proxies, dividend and other orders, and all such instruments as the Investment Adviser may reasonably request for the purpose of enabling the Investment Adviser to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement and the Credit Agreement.

(b) The Investment Adviser hereby represents and warrants to the Borrower as follows:

(i) The Investment Adviser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited liability company and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Investment Adviser or on the ability of the Investment Adviser to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Credit Agreement which are applicable to the Investment Adviser. The Investment Adviser is registered as an investment adviser under the Advisers Act.

(ii) The Investment Adviser has full limited liability company power and authority to execute, deliver and perform this Agreement and all of its obligations hereunder and under the provisions of the Credit Agreement which are expressly made applicable to the Investment Adviser, and the Investment Adviser has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all of its obligations hereunder and under the terms of the Credit Agreement which are applicable to the Investment Adviser. No consent (which has not already been obtained) of any other Person, including, without limitation, creditors of the Investment Adviser, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority (which has not already been obtained or made) is required by the Investment Adviser in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or of its obligations hereunder or under the terms of the Credit Agreement which are applicable to the Investment Adviser. This Agreement and each instrument and document required hereunder or under the terms of the Credit Agreement have been executed and delivered by a duly authorized officer of the Investment Adviser, and this Agreement constitutes, and each instrument and document required hereunder when executed and delivered by the Investment Adviser shall constitute, the legally valid and binding obligation of the Investment Adviser enforceable against the Investment Adviser in accordance with its terms, subject to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Investment Adviser and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance by the Investment Adviser of this Agreement and the documents and instruments required hereunder or under the Credit Agreement will not, to the best knowledge of the Investment Adviser, violate any provision of any existing Law binding on the Investment Adviser, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Investment Adviser, or the Organization Documents of, or any securities issued by the Investment Adviser or of any mortgage, indenture, lease, material contract or other material agreement, instrument or undertaking to which the Investment Adviser is a party or by which the Investment Adviser or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Investment Adviser or which would reasonably be expected to adversely affect in a material manner its ability to perform its obligations under this Agreement and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, material contract or other material agreement, instrument or undertaking.

(iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the knowledge of the Investment Adviser, threatened that, if determined adversely to the Investment Adviser, would have a material adverse effect upon the performance by the Investment Adviser of its duties under, or on the validity or enforceability of this Agreement or the provisions of the Credit Agreement applicable to the Investment Adviser.

(v) The Investment Adviser is not in violation of its Organization Documents or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Investment Adviser or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Credit Agreement applicable to the Investment Adviser, or the performance by the Investment Adviser of its duties hereunder or thereunder.

17. Notices.

(a) Any notice shall be (i) in writing; and (ii) be delivered personally or sent by certified or registered mail (and airmail, if overseas), by fax or by e-mail to the party due to receive the notice at its address, fax number or e-mail address and marked for the attention of the person or persons set out in below or to another address or fax number or e-mail address or marked for the attention of another person or persons specified by the receiving party by not less than 7 days’ written notice to the party received before the notice was dispatched.

(b) Unless there is evidence that it was received earlier, a notice marked for the attention of the person specified in accordance with Section 17(a) is deemed given: (i) if delivered personally, when left at the relevant address below; (ii) if sent by post, two Business Days after posting it; (iii) if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and (iv) if sent by e-mail, two Business Days after sending it and receipt has been confirmed.

(c) If to the Borrower:

Palmer Square BDC Funding I LLC

1900 Shawnee Mission Parkway

Suite 315

Mission Woods, KS 66205

with a copy to the Investment Adviser.

(d) If to the Investment Adviser:

Palmer Square BDC Advisor LLC

1900 Shawnee Mission Parkway

Suite 315

Mission Woods, KS 66205

Electronic Mail: investorrelations@palmersquarecap.com

Attention: Investor Relations

Either party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

19. Entire Agreement; Amendments.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties hereto and with the consent of the Administrative Agent.

20. Conflicts with the Credit Agreement.

In the event that this Agreement requires any action to be taken with respect to any matter and the Credit Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Credit Agreement in respect thereof shall control.

21. Governing Law, Jurisdiction, Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with, and this Agreement shall be governed by, the laws of the State of New York.

(b) With respect to any suit in equity, action at law or other judicial or administrative proceeding (“Proceeding”) relating to this Agreement or any matter between the parties arising under or in connection with this Agreement, to the fullest extent permitted by applicable Law, each party irrevocably: (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, any court of the State of New York located in New York County in any action or Proceeding arising out of or relating to this agreement, (ii) agrees that all claims in respect of such action or Proceeding may be heard and determined in any such courts and (iii) agrees not to bring any action or Proceeding arising out of or relating to this agreement in any other court. Each party hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

22. Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23. Costs and Expenses.

The reasonable costs and expenses (including the fees and disbursements of counsel and accountants) incurred by the Investment Adviser in connection with the negotiation and preparation of and the execution of this Agreement, and all matters incident thereto, shall be borne by the Borrower.

24. Execution in Counterparts.

This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission or email), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

25. Provisions Separable.

If any provision of this Agreement, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any jurisdiction), the remaining terms of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

26. Limited Recourse; Non-Petition.

The Investment Adviser covenants and agrees that the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower, payable solely from the Collateral in accordance with the terms of the Loan Documents, and, following realization of the Collateral, any claims of the Investment Adviser and all obligations of the Borrower shall be extinguished and shall not thereafter revive. It is understood that the foregoing provisions of this Section 26 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive.

The Investment Adviser covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after the payment in full of all Obligations (other than contingent reimbursement and indemnification obligations), no party hereto shall institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

The provisions of this Section 26 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Investment Management Agreement as of the date first written above.

PALMER SQUARE BDC ADVISOR LLC

By:	/s/ Scott A. Betz
	Name:	Scott A. Betz
	Title:	Chief Compliance Officer

PALMER SQUARE BDC FUNDING I LLC

By:	/s/ Scott A. Betz
	Name:	Scott A. Betz
	Title:	Chief Compliance Officer

[Signature Page to Investment Management Agreement]